Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact

Company Contacts	Investor Contacts
TROY Group, Inc.	TROY Group, Inc.
Patrick Dirk, President & CEO	Myra Erickson (inquire@troygroup.com)
Jim Klingler, VP & Chief Financial Officer	(949) 798-4644
(949) 250-3280	ww.troygroup.com
www.troygroup.com

TROY Group Inc. Changes Auditors

Santa Ana, CA. – June 16, 2004 - TROY Group, Inc. (NASDAQ: TROY) today announced that the Audit Committee of the Board of Directors has approved a change in auditors. The Company has selected Corbin & Company LLP to replace BDO Seidman LLP, who resigned effective June 15, 2004 citing their ongoing risk management policies.

BDO Seidman was engaged by the Company on March 22, 2004 and has never issued an opinion on the consolidated financial statements of TROY and its subsidiaries.  During this time, there were no disagreements between TROY and BDO Seidman on any matter of accounting principle or practices, financial statement disclosure, or auditing scope or procedure.

On May 26, 2004, TROY announced that it has entered into a merger agreement with Dirk, Inc., a company controlled by Patrick Dirk, the founder of TROY, and his family members, pursuant to which Mr. Dirk and his family will acquire the outstanding shares of TROY common stock that they do not already own.  TROY expects the merger to close in August 2004.  The merger is subject to approval by TROY stockholders as required under applicable state law, to completion of financing arrangements necessary to accomplish the merger, and to certain other closing conditions.

About TROY Group

TROY Group Inc. (“TROY”) offers a full range of products to its customers in two primary product lines: Secure Payment Systems and Wireless and Connectivity Solutions. Secure Payment Systems include Security Printing Solutions which enable the secure printing and management of checks, and Financial Service Solutions which enable secure electronic payments. Wireless and Connectivity Solutions includes hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks. TROY distributes products to major corporations, banks, key government accounts and distributors worldwide. Visit TROY at www.troygroup.com.

Forward-looking statements of TROY (statements that are not historical fact) in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as believe, expect, may, will, could and should, and the negative of these terms or other similar expressions. These statements, including statements regarding the merger with Dirk, Inc. and the timing of the closing of he merger, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to, receipt of stockholder approval of the merger, the impact of stockholder litigation on the merger, completion of financing arrangements and the satisfaction of the other closing conditions of the merger, and the other factors set forth in our periodic reports and other documents that we file from time to time with the Securities and Exchange Commission.  Statements included in this news release are based upon information known to TROY as of the date of this release, and TROY assumes no obligation to update information contained in this news release.

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